www.TractorSupply.com

TRACTOR SUPPLY COMPANY DECLARES QUARTERLY DIVIDEND

Brentwood, Tennessee, August 2, 2012 - Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced that its board of directors declared a quarterly cash dividend of $0.20 per share of the Company's common stock.

The dividend will be paid on September 5, 2012, to stockholders of record as of the close of business on August 20, 2012.

About Tractor Supply Company
At June 30, 2012, Tractor Supply Company operated 1,135 stores in 45 states. The Company's stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.